Exhibit 99.1

Contact:
Lucas Binder
VP Corporate Development & Investor Relations
303-927-4951
lucas.binder@wowinc.com

WOW! REPORTS FIRST QUARTER 2018 RESULTS

ENGLEWOOD, Colo. (May 11, 2018) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights (1)

•                  Total Subscriber net additions of 7,000

•                  Achieved HSD RGU net additions of 8,700  and HSD RGU net additions of 6,600, excluding net additions from Edge-Outs

•                  Total Revenue of $285.5 million; Net Loss of $(202.7) million; Loss Per Share of $(2.40)

•                  Adjusted EBITDA of $96.3 million; Adjusted Diluted Earnings Per Share of $0.19

•                  Business Services Subscription Revenue, Including Acquisitions and Dispositions, grew 14.6% over the first quarter of 2017

•                  Total Edge-Out projects have extended the network to 107,400 homes passed; 2017 Edge-Out Nodes have achieved almost 24% penetration and 2016 Edge-Out Nodes near 32% penetration

•                  Completed launch of 1 gig service across 95% of WOW! network

•                  Completed previously announced $50.0 million common stock buyback; acquiring more than 5.0 million shares through the end of the first quarter of 2018

•                  Board of Directors approves new $25.0 million stock buyback program; Crestview Partners plans to purchase up to an additional $25.0 million

•                  Entered into interest rate swap agreements for a notional amount that covers 60% of the outstanding principal balance of floating rate debt

Financial Highlights

For the quarter ended March 31, 2018, WOW! reported Total Revenue of $285.5 million, down $14.5 million, or 4.8%, compared to the quarter ended March 31, 2017. The Company reported first quarter 2018 Net Loss of $(202.7) million, including the impact of $256.4 million impairment loss of intangibles and goodwill, and Adjusted EBITDA of $96.3 million.

“We are encouraged by the progress we’ve made,” said Teresa Elder, chief executive officer of WOW!. “WOW! returned to positive organic HSD RGU growth, and we have begun investing in our strategic initiatives in Sales and Marketing, Customer Care, and Digital Transformation. We’re still early in the process, but we are executing on our vision of connecting people to their world through the WOW! experience by being reliable, easy, and pleasantly surprising, every time.”

“Adjusted EBITDA was in-line with our expectations and we reiterate our guidance for 2018,” said Rich Fish, chief financial officer of WOW!. “We remain encouraged by the early indications from our investments in customers and people.”

(1)         Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Revenue

On a reported basis, for the quarter ended March 31, 2018, Total Revenue decreased 4.8% compared to the quarter ended March 31, 2017. Total Revenue Including Acquisitions and Dispositions decreased 3.1% to $285.5 million compared to the quarter ended March 31, 2017, which was driven primarily by Video and Telephony RGU losses, partially offset by increases in ARPU and Business Services Subscription Revenue growth.

On January 1, 2018, the Company prospectively adopted the FASB’s new revenue recognition standard. There are a number of small adjustments in the quarter related to adoption of the standard, both in revenue and expenses. Year-over-year comparisons of the Company’s revenue components and Adjusted EBITDA have been impacted by the adoption of these standards.

Total subscription revenue for the quarter ended March 31, 2018, was $263.5 million. Residential Subscription Revenue for the quarter ended March 31, 2018, was $232.1 million. Business Services Subscription Revenue for the quarter ended March 31, 2018, was $31.4 million. Business Services Subscription Revenue, including the impact of Acquisitions and Dispositions increased $4.0 million or 14.6% compared with the quarter ended March 31, 2017.

Other business services revenue totaled $7.2 million for the quarter ended March 31, 2018, down $3.9 million, or 35.1%, compared to the quarter ended March 31, 2017, primarily due to decreased revenue generated by network construction activities associated with the Chicago network sale to a subsidiary of Verizon.

Other revenue totaled $14.8 million for the quarter ended March 31, 2018, down $13.6 million, or 47.9%, compared to the quarter ended March 31, 2017, primarily due to the reclassification of franchise fees to residential video subscription revenue.

Costs and Expenses

Operating expenses (excluding depreciation and amortization), totaled $157.9 million for the quarter ended March 31, 2018. Selling, general, and administrative expenses were $39.7 million for the quarter ended March 31, 2018.

Net Income (Loss) and Earnings (Loss) per Share

Net Loss for the quarter ended March 31, 2018, was $(202.7) million, compared to Net Income of $72.4 million for the quarter ended March 31, 2017. Loss per share for the quarter ended March 31, 2018, was $(2.40), compared to earnings per share of $1.09 for the quarter ended March 31, 2017. The year-over-year decline in Net Income (Loss) is attributable to a gain on the sale of the Company’s Lawrence, Kansas, system in the first quarter of 2017, a reduction in Total Revenue, and the impairment losses on intangibles and goodwill, partially offset by a reduction in interest expense. Adjusted Diluted Earnings per share for the quarter ended March 31, 2018 was $0.19.

Adjusted EBITDA

Adjusted EBITDA for quarter ended March 31, 2018, was $96.3 million, down 11.5% compared to Transaction Adjusted EBITDA for the quarter ended March 31, 2017. Adjusted EBITDA margin was 33.7% in the quarter ended March 31, 2018.

Customers

WOW! reported Total Subscribers of 798,500 as of March 31, 2018. For the first quarter of 2018, statistical reporting was standardized to a single reporting methodology. Previously, the data was maintained and accumulated separately through independent processes and procedures, the effect of which is summarized below.

	Reported		Effect of			Reported
	December 31, 2017	+	Statistic Standardization	+	1Q-2018 Net Additions =	March 31, 2018

Homes Passed	3,109,200		(700)		20,800	3,129,300

Total Subscribers	777,300		14,200		7,000	798,500

HSD RGUs	732,700		2,500		8,700	743,900

Video RGUs	432,600		4,100		(7,700)	429,000

Telephony RGUs	219,900		2,700		(4,300)	218,300

Total RGUs	1,385,200		9,300		(3,300)	1,391,200

Excluding the impact from the statistical standardization, Total Subscribers increased by 7,000, or 0.9%, compared to December 31, 2017. HSD RGUs totaled 743,900 as of March 31, 2018, excluding the impact from the statistical standardization, HSD RGU’s increased 8,700, or 1.2%, compared to December 31, 2017. HSD net additions were 6,600, excluding the net additions from Edge-Outs.

Edge-Outs

As of March 31, 2018, Edge-Out projects now reach 107,400 homes passed as part of the Company’s Edge-Out growth efforts started in 2016. Edge-Out projects begun in 2016 (“2016 Edge-Out Nodes”) include 13,100 customers on such nodes, which represents almost 32% penetration with an average of 586 days in active service.

The Edge-Out projects begun in 2017 (“2017 Edge-Out Nodes”) include 15,300 customers on such nodes, which represents almost 24% penetration with an average of 279 days in active service.

Capital Expenditures

Capital Expenditures totaled $56.5 million for the quarter ended March 31, 2018, representing a $22.7 million decrease compared to the quarter ended March 31, 2017, on a reported basis. Transaction Adjusted Capital Expenditures totaled $50.6 million for the quarter ended March 31, 2018, a decrease of $2.6 million, or 4.9%, compared to the quarter ended March 31, 2017. Transaction Adjusted Strategic Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $12.0 million for the quarter ended March 31, 2018, which represented a decrease of $2.8 million over the Transaction Adjusted Strategic Capital Expenditures in the quarter ended March 31, 2017, as a result of a decrease in Edge-Out Capital Expenditures. Excluding Transaction Adjusted Strategic Capital Expenditures, Transaction Adjusted Capital Expenditures for the quarter ended March 31, 2018, totaled $38.6 million, which equates to 13.5% of Total Revenue for the quarter ended March 31, 2018.

Liquidity and Leverage

As of March 31, 2018, the total outstanding amount of long term debt and capital lease obligations was $2.271 billion. Cash and cash equivalents as of March 31, 2018, was $36.5 million. Total Net Leverage as of March 31, 2018, was 5.3X on a LTM Transaction Adjusted EBITDA basis. Undrawn revolver capacity totaled $292.8 million.

Interest Rate Swap

Subsequent to the end of the quarter, the Company entered into interest rate swap agreements for a notional amount covering approximately 60% of the outstanding principal balance of the Company’s floating rate debt to mitigate the risk of rising interest rates.

Stock Purchase

On December 14, 2017, WOW! announced a $50.0 million common stock repurchase program. As of March 31, 2018, the Company had completed the common stock buyback program, having repurchased over 5.0 million shares of the Company’s common stock in the open market, of which over 4.6 million shares were repurchased in the first quarter for an aggregate purchase price of $45.2 million.

The Board of Directors also announced that it has authorized a new stock repurchase program, commencing immediately, which will enable the Company to repurchase an aggregate of $25.0 million of its outstanding common stock. The repurchase program is expected to be executed over the next twelve months with an objective of delivering value to shareholders, while capitalizing on attractive market valuations.

Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b5-1 programs. There is no minimum number of shares that the Company is required to repurchase and the repurchase plan may be suspended, modified or discontinued at any time.

In addition, funds affiliated with Crestview Partners III GP, L.P. have informed the Company that they plan to purchase up to an additional $25.0 million of outstanding common stock in conjunction with the Company.

Impairment

The Company performed an evaluation of the recoverability of its franchise operating rights and goodwill as of March 31, 2018, due to a decline in the Company’s stock price. As a result of the quantitative impairment analysis of such indefinite-lived intangible assets and goodwill, the Company recorded a non-cash impairment charge of $256.4 million related to franchise operating rights and goodwill in certain markets.

Conference Call

WOW! will host a conference call on Friday, May 11, 2018, at 9:00 a.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Friday, May 11, 2018	Call Time:	9:00 a.m. Eastern
Dial In:	(877) 541-5069	International:	(443) 842-7607
Conf. ID:	8770819

A recording of the conference call will be available approximately two hours after the completion of the call until June 11, 2018. The dial-in number for this replay is (855) 859-2056.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-Q for the periods indicated, as filed on May 11, 2018, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries.

WideOpenWest, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended
	March 31,
	2018	2017
Revenue
Residential subscription	$232.1	$232.4
Business services subscription	31.4	28.1
Total subscription	263.5	260.5
Other business services	7.2	11.1
Other	14.8	28.4
Total Revenue	$285.5	$300.0

Costs and expenses
Operating (excluding depreciation and amortization)	$157.9	$159.8
Selling, general and administrative	39.7	30.3
Depreciation and amortization	46.3	50.3
Impairment losses on intangibles and goodwill	256.4	—
Management fee to related party	—	0.5
	$500.3	$240.9

Income (loss) from operations	$(214.8)	$59.1
Other income (expense)
Interest expense	(29.1)	(45.7)
Gain on sale of system dispositions	—	38.7
Loss on early extinguishment of debt	—	(5.0)
Other income, net	—	1.4
Income tax benefit	41.2	23.9
Net Income (Loss)	$(202.7)	$72.4

Basic and diluted earnings (loss) per common shares
Basic	$(2.40)	$1.09
Diluted	$(2.40)	$1.09
Weighted-average common shares outstanding
Basic	84,479,896	66,525,044
Diluted	84,479,896	66,600,994

About WOW!

WOW! is one of the nation’s leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; and other factors that may be described from time to time in our filings with the SEC. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, and Adjusted Diluted EPS. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, and Transaction Adjusted Capital Expenditures give effect to certain acquisitions and divestitures made by WOW! and are included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. We believe that these non-GAAP measures are appropriate measures of operating performance because they are meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. The presentation of these measures is not made in accordance with GAAP and our use of these terms herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. These non-GAAP measures should not be considered as an alternative to revenue, capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, gains (losses) realized and unrealized on derivative instruments, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as an analytical tool. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•                  exclude certain tax payments that may represent a reduction in cash available to us;

•                  do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  do not reflect changes in, or cash requirements for, our working capital needs; and

•                  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted Diluted Earnings per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, impairment losses on intangibles and goodwill, non-recurring professional fees,

M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure and a reconciliation of Adjusted EPS to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

In addition, we use the following subscriber information in this release:

•                  Homes Passed — We report homes passed as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

•                  Subscribers — Because we deliver multiple services to our customers, we report Total Subscribers as the number of subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD subscribers, Video subscribers and Telephony subscribers as a revenue generating unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides unaudited reconciliations of GAAP measures to non-GAAP measures used herein for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended
	March 31,
	2018	2017

Net income (loss)	$(202.7)	$72.4
Depreciation and amortization	46.3	50.3
Impairment loss on intangibles and goodwill	256.4	—
Management fee to related party	—	0.5
Interest expense	29.1	45.7
Loss on early extinguishment of debt	—	5.0
Gain on sale of system dispositions	—	(38.7)
Non-recurring professional fees, M&A integration and restructuring expense	4.1	1.9
Non-cash stock compensation	4.3	0.5
Other income, net	—	(1.4)
Income tax benefit	(41.2)	(23.9)
Adjusted EBITDA (1)	$96.3	$112.3

Three months
ended
March 31,
2018
Per Share
Diluted loss per share	$(2.40)
Impairment loss on intangibles and goodwill	3.03
Non-recurring professional fees, M&A integration and restructuring expense	0.05
Non-cash stock compensation	0.05
Income tax applicable to adjustments, net(2)	(0.54)
Adjusted Diluted Earnings Per Share	$0.19

(1)                                 See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters ended giving effect the divestiture of a portion of our Chicago Fiber Network on December 14, 2017 and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein.

(2)                                 The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network on December 14, 2017, and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the Lawrence, KS system and the portion of the Chicago Fiber Network that was divested. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended
	March 31,
	2018	2017

Residential Subscription Revenue	$232.1	$232.4
Acquisitions and Dispositions:
Residential Subscription Revenue related to the Lawrence system	—	(1.1)
Residential Subscription Revenue Including Acquisitions and Dispositions	$232.1	$231.3

Business Services Subscription Revenue	$31.4	$28.1
Acquisitions and Dispositions:
Business Services Subscription Revenue related to the Lawrence system	—	(0.3)
Business Services Subscription Revenue related to the Chicago fiber network	—	(0.4)
Business Services Subscription Including Acquisitions and Dispositions	$31.4	$27.4

Total Revenue	$285.5	$300.0
Acquisitions and Dispositions:
Total Revenue related to the Lawrence system	—	(1.5)
Total Revenue related to the Chicago fiber network	—	(3.9)
Total Revenue Including Acquisitions and Dispositions	$285.5	$294.6

Adjusted EBITDA	$96.3	$112.3
Transaction Adjustments:
Adjusted EBITDA related to the Lawrence system	—	(1.0)
Adjusted EBITDA related to the Chicago fiber network	—	(2.5)
Transaction Adjusted EBITDA	$96.3	$108.8

Capital Expenditures	$56.5	$79.2
Transaction Adjustments:
Capital Expenditures related to the Lawrence system	—	(0.1)
Capital Expenditures related to the Chicago fiber network	(5.9)	(25.9)
Transaction Adjusted Capital Expenditures	$50.6	$53.2